Exhibit 1

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the statement on Schedule 13D, as amended, with respect to the beneficial ownership by the undersigned of the Common Stock of Payoneer Global Inc., $0.01 par value per share, to which this Joint Filing Agreement is filed as an exhibit, has been filed on behalf of each of the undersigned, and that all subsequent amendments to this statement on Schedule 13D, as amended, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements, in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Dated: November 21, 2022	Susquehanna Growth Equity Fund III, LLLP By: Susquehanna Capital Management, LLC, its authorized agent

	By:	/s/ Amir Goldman
	Name:	Amir Goldman
	Title:	Vice President

Susquehanna Growth Equity Fund V, LLLP
By: Susquehanna Capital Management, LLC, its authorized agent

	By:	/s/ Amir Goldman
	Name:	Amir Goldman
	Title:	Vice President

Susquehanna Capital Management, LLC

	By:	/s/ Amir Goldman
	Name:	Amir Goldman
	Title:	Vice President

/s/ Amir Goldman
	Name:	Amir Goldman

/s/ Arthur Dantchik
	Name:	Arthur Dantchik

SIG Growth Equity Funds Limited Partnership, LLLP

By: /s/ Arthur Dantchik
Name: Arthur Dantchik
Title: Vice President